Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of January 11, 2016 by and between Synalloy Corporation, a Delaware corporation (the “Corporation”), and Dennis M. Loughran, a resident of Glen Allen, Virginia (the “Employee”).
NOW, THEREFORE, in consideration of the above premises and the terms and provisions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Corporation and the Employee hereby agree as follows:
1.Employment. The Corporation agrees to employ the Employee and the Employee agrees to serve as Senior Vice President and Chief Financial Officer of the Corporation, and in such other capacities as the Board of Directors of the Corporation (the “Board”) may designate from time to time, for a period beginning on the date of this Agreement (this original term together with any extensions thereof shall be referred to collectively as the “Term”) and ending on December 31, 2016; provided, however, that, commencing on January 1, 2017 and on each one year anniversary of this Agreement thereafter, the Term shall automatically be extended for an additional year unless, not later than ninety (90) days prior to the conclusion of the then current Term, the Corporation or Employee shall have given written notice that it or he does not wish to extend this Agreement; provided, further, that in no event shall any termination of this Agreement result in any forfeiture of rights that accrued prior to the date of such termination. During the Term, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.
2.Compensation. Subject to the Board’s annual review and adjustment as set forth herein, the Corporation shall pay the Employee during the Term hereunder a base salary of Two Hundred Eighty-Five Thousand and No Dollars ($285,000.00) per year (the “Base Salary”) together with the Cash Incentive payable as provided in Paragraph 3 below, and except as otherwise provided in this Agreement. The Base Salary shall be payable monthly or on a less frequent basis by mutual agreement. The Compensation & Long-Term Incentive Committee of the Board (the “Committee”), as soon as practicable after the end of each calendar year during the Term, beginning with the calendar year that ends on December 31, 2016, shall review the Employee’s Base Salary. Based on such reviews, the Committee may adjust the Base Salary on an annual basis.
3.Cash Incentive. In addition to the Base Salary provided for in Paragraph 2 above, for each fiscal year during which Employee serves as Senior Vice President and Chief Financial Officer of the Corporation and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in Paragraphs 8 and 9 hereof), the Employee shall be entitled to a cash incentive (the “Cash Incentive”) as provided for in the incentive plan (the “Incentive Plan”) established before the beginning of each of the Corporation’s fiscal years by the Committee. In the Committee’s discretion as detailed in the applicable Incentive Plan, the Cash Incentive shall be equal to a percentage of the Employee’s Base Salary, calculated using pre-

determined adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) target ranges and other qualitative measures established in the applicable Incentive Plan. EBITDA is a non-GAAP measure and excludes discontinued operations, cash incentives and stock awards payable to all managers participating in the Incentive Plan, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, acquisition costs, shelf registration costs, earn-out adjustments, bargain purchase gains, gain on excess death benefit and retention costs from net income. The Committee shall have sole discretion to determine which other items of income and expense are included in and/or excluded from EBITDA and what qualitative measures, if any, factor into computation of the Cash Incentive, and its determination shall be final, binding and conclusive upon the parties hereto. The Corporation may at any time or times change or discontinue any or all of its present or future operations, or may close, sell or move any one or more of its plants, facilities or divisions, or may undertake any new or other operations, or may take any and all other steps which the Board, in its exclusive judgment, shall deem advisable or desirable for the Corporation, and if any such action taken by the Corporation or its Board adversely affects EBITDA as hereinabove defined, the Employee shall have no claim or recourse by reason of any such action. Acquisitions will occur from time to time that will result in either positive or negative EBITDA that affect the Cash Incentive and Restricted Stock Awards (described in Paragraph 4 below). As a result, at the time of such an acquisition, the EBITDA target ranges will be adjusted to account for the budgeted impact, positive or negative, to EBITDA. Cash Incentive payments will be made within two and one-half months of the fiscal year-end.
The provisions of this Paragraph 3 shall apply only to the Incentive Plan in effect for the applicable year during the Term. Each year’s Incentive Plan is developed by the Committee and approved by the Board, in its sole discretion, on an annual basis. Nothing set forth herein shall be construed to guarantee that an Incentive Plan will be effective for any year during the Term. The right of the Employee to Cash Incentive payments shall be governed solely by the Incentive Plan, if any, approved by the Board in its absolute discretion for the relevant year.
4. Restricted Stock Awards. In addition to the Base Salary provided for in Paragraph 2 above, for each fiscal year during which Employee serves as Senior Vice President and Chief Financial Officer of the Corporation and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in Paragraphs 8 and 9 hereof), the Employee shall be eligible for awards of restricted stock (“Restricted Stock Awards”) under the 2015 Stock Awards Plan or any future restricted stock awards plan(s) adopted by the Corporation (collectively, the “Restricted Stock Plan”), as provided for in the then current Incentive Plan. The number of Restricted Stock Awards granted, if any, shall be based upon a percentage of Base Salary and EBITDA ranges established in the applicable Incentive Plan. The Employee’s rights with respect to Restricted Stock Awards shall be as set forth in the Restricted Stock Plan.
The provisions of this Paragraph 4 shall apply only to the Incentive Plan in effect for the applicable year during the Term. Each year’s Incentive Plan is developed by the Committee and approved by the Board, in its sole discretion, on an annual basis. Nothing set forth herein shall be construed to guarantee that an Incentive Plan will be effective for any year during the Term. The right of the Employee to grants of Restricted Stock Awards shall be governed solely by the Incentive Plan, if any, approved by the Board in its absolute discretion for the relevant year.
5.Other Benefits. Employee shall be eligible to participate in all employee benefits plans in accordance with the terms of such plans.
6. Death or Disability. If because of death or illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the Base Salary provided for in Paragraph 2 hereof shall continue until the next anniversary date of this Agreement but in no event less than three (3) months, with the Cash Incentive for that fiscal year to be prorated to the date Employee’s death or the date Employee’s disability commenced, as applicable.
7.Termination for Cause; Resignation. Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee’s employment hereunder at any time for cause. Fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board, excessive absences from work, entry of any order by the Securities and Exchange Commission pursuant to Section 21C of the Securities Exchange Act of 1934 (the “Exchange Act”) or Section 8A of the Securities Act of 1933 prohibiting Employee from serving as an officer or director of an issuer that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is required to file reports pursuant to Section 15(d) of that Act, or the like, or any act or omission reasonably deemed by the Board to have been disloyal to the Corporation shall constitute cause for termination. Termination for cause by the Corporation pursuant to this Paragraph 7 shall not constitute a breach of this Agreement by the Corporation, and shall release the Corporation from all of its obligations pursuant to this Agreement (including without limitation any obligation to pay any Cash Incentive as described in Paragraph 3) other than the obligation to pay any accrued but unpaid portion of Employee’s Base Salary. Additionally, Employee may resign his employment with the Corporation at any time prior to the conclusion of the then current Term, provided that such resignation would constitute a release of the Corporation of all of its obligations pursuant to this Agreement (including without limitation any obligation to pay any Cash Incentive as described in Paragraph 3) other than the obligation to pay any accrued but unpaid portion of Employee’s Base Salary.
8.Termination Without Cause; Failure to Renew Agreement. The Corporation shall have the right to terminate the Employee at any time without cause or, in its sole discretion, not to renew this Agreement for any reason at the end of a then current Term. Upon the occurrence of either circumstance, Employee shall receive, in addition to the Corporation’s accrued obligations with respect to Employee’s Base Salary and pro-rata portion of the current year’s Cash Incentive, the following as severance, provided that Employee agrees to, signs, and does not revoke a separation agreement presented by the Corporation that includes standard terms such as a release of all claims against the Corporation and reaffirms the agreements set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement between the Corporation and Employee dated July 13, 2015: (i) 0.75 times Employee’s current Base Salary, which at the Corporation’s option may be paid in the form of a lump-sum payment within ninety (90) days of termination or over the course of nine (9) months in accordance with the Corporation’s normal payroll schedule (ii) either 0.5 times the average of the two most recent Cash Incentive payments received by the Employee or, if Employee has received only one Cash Incentive payment, 0.5 times the amount of that previous Cash Incentive payment, which payment shall be paid to Employee in the form of a lump-sum payment within ninety (90) days of termination, (iii) reimbursement to Employee for the costs of the premiums (COBRA health insurance premiums for the first six (6) months following the date of termination and the amount equal to such COBRA premiums for the following six (6) month period) paid by the Employee to participate, on terms and coverage no less favorable to the Employee than the terms and coverage offered to current senior executives of the Corporation, in health, life, hospitalization and disability insurance plans, and (iv) immediate vesting in one hundred percent (100%) of any previously granted Restricted Stock Awards.
9.Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any person (as defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities, or (ii) there is a consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries).
If in connection with, or within one (1) year after, a Change in Control, (i) the Corporation shall terminate the Employee’s employment other than for cause (and other than due to his death or disability) or (ii) the Employee is not retained in substantially the same or better role and at substantially the same or better compensation level as prior to the Change in Control, the Employee shall receive, in addition to the Corporation’s accrued obligations with respect to Employee’s Base Salary and pro-rata portion of the current year’s Cash Incentive, the following as severance, provided that Employee agrees to, signs, and does not revoke a separation agreement presented by the Corporation that includes standard terms such as a release of all claims against the Corporation and reaffirms the agreements set forth in the Confidentiality, Non-Competition and Non-Solicitation Agreement between the Corporation and Employee dated July 13, 2015: (a) for a period of one (1) year following the date of termination, continuation of

Employee’s then-current Base Salary, which at the Corporation’s option may be paid in the form of a lump-sum payment within ninety (90) days of termination or over the course of one (1) year in accordance with the Corporation’s normal payroll schedule, and (b) either one times the average of the two most recent Cash Incentive payments received by the Employee or, if Employee has received only one Cash Incentive payment, one times the amount of that previous Cash Incentive payment, which payment shall be paid to Employee in the form of a lump-sum payment within ninety (90) days of termination, (c) reimbursement to Employee for the costs of the premiums (COBRA health insurance premiums for the first six (6) months following the date of termination and the amount equal to such COBRA premiums for the following six (6) month period) paid by the Employee to participate, on terms and coverage no less favorable to the Employee than the terms and coverage offered to current senior executives of the Corporation, in health, life, hospitalization and disability insurance plans, and (d) immediate vesting in one hundred percent (100%) of any previously granted Restricted Stock Awards. If any of the provisions of this Paragraph 9 come into effect, the Corporation and the Employee agree to notify the Committee immediately in writing.
10. Covenant Not to Compete. Employee agrees during the term of employment and for a period of one (1) year after his employment terminates for any reason, the Employee will not, directly or indirectly (such as through a separate entity) without the prior written approval of the Board, become an officer, employee, consultant, agent, partner, director, shareholder or owner of beneficial interests in or of any following business enterprises:
(i)    a business enterprise which competes with the Corporation and its subsidiaries/affiliates for customers, orders, supply sources, or contracts (a) in the continental United States, and (b) in those businesses in which the Corporation and its affiliates were engaged on the date his employment terminated, unless, Employee’s activities for such business enterprise are limited in such a way that Employee is not engaged, directly or indirectly, in competition with the Corporation or its affiliates for customers, orders, supply sources or contracts, or
(ii)    a Target Company.
As used herein, “Target Company” means any business enterprise wherever located and of whatever type (including without limitation a business not currently competitive with the Corporation or its subsidiaries) which during the twelve (12) months immediately preceding the termination or other cessation of the Employee’s employment with the Corporation either was (i) in discussions with the Corporation or its subsidiaries regarding a merger with the Corporation or any of its subsidiaries, or (ii) in discussions with the Corporation or its subsidiaries regarding their purchase of some or all of the Target Company’s equity interests (including stock or limited liability company interests) or a material part of its assets or, alternatively, regarding their sale to the Target Company of some or all of the Corporation’s or its subsidiaries’ equity interests (including stock or limited liability company interests) or a material part of their respective assets; or (iii) identified by management employees of the Corporation or its subsidiaries as a potential business with which the Corporation or its subsidiaries will investigate for the purpose of potentially engaging in one or more of the activities described in subsections (i) and (ii) of this definition.

The provisions of this Paragraph 10 shall survive any termination of this Agreement and shall be binding on the Employee notwithstanding any termination of cessation of his employment with the Corporation (including any termination pursuant to Paragraphs 7, 8 and 9 above). For the avoidance of doubt, if there are any perceived inconsistencies between this Paragraph 10 and the Confidentiality, Non-Competition and Non-Solicitation Agreement between the Corporation and Employee dated July 13, 2015, the agreements set forth in the latter shall prevail.
Further, passive ownership (not to exceed 5% of the total outstanding stock) of any publicly traded company will not in itself violate the provisions of this Paragraph 10. Employee acknowledges that the Corporation and its subsidiaries/affiliates are leaders in the chemical and metals businesses in which they operate, and they have substantial customer relationships throughout the continental United States. Therefore, Employee agrees the geographic scope of Employee’s non-competition obligation is fair and reasonable.
Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation or its subsidiaries any of the Corporation’s or its subsidiaries’ confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.
11.     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
12.     Mediation. Each party hereby agrees that before initiating any litigation, the parties shall first attempt to resolve their dispute through the means of non-binding mediation using a qualified and experienced third-party mediator in a Richmond, Virginia. The costs of such mediation shall be equally divided between the parties. In the course of mediation, the parties agree to exchange such information as is reasonably necessary and relevant to the issues being mediated. If such mediation is unsuccessful, after a good faith attempt by both parties, then either party shall have the right to initiate litigation in the appropriate court as provided herein. In such event, no part of the mediation, including the statements made by the parties or the mediator shall be admissible against either party in the litigation. In the event a party seeks injunctive relief, specific performance or in the event of an approaching deadline prescribed by any applicable statute of limitation, then there shall be no requirement that such party utilize the mediation process referred to herein.
13.     Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail or overnight mail by a recognized national carrier, to his residence in the case of Employee, or to its Executive Offices in the case of the Corporation.
14.     Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation’s assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated. Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee’s operational duties are not substantially reduced as a result thereof.
15.     Choice of Law; Choice of Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia without giving effect to any choice-of-law provision or rule that would cause the application of the laws of any other jurisdiction. In all court proceedings brought in connection with this Agreement, the parties hereto irrevocably consent to non-exclusive personal jurisdiction by, and venue in, the Circuit Court of the County of Henrico, Virginia, and the United States District Court for the Eastern District of Virginia, Richmond Division (to the extent such court has subject matter jurisdiction). Each party waives any right to object to such jurisdiction.
16.     Entire Agreement. This instrument contains the entire agreement of the parties hereto. It may not be changed orally, but only by an agreement in writing.
[Signatures Appear on the Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

WITNESSES	SYNALLOY CORPORATION

As to Synalloy Corporation	By Its:	Craig C. Bram President and Chief Executive Officer

EMPLOYEE

______________________ As to Employee		Dennis M. Loughran